FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 23, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Operations Update

Salt Lake City, May 23, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced that it has completed the flow portion of the dynamic reservoir test on the Tuchola-4K well located on its Edge license in north central Poland, where the Company holds 100% working interest.  The well produced at a steady rate of approximately 15 million cubic feet of gas per day (Mmcf/d) and flared a total of 60 Mmcf over a four day period.  The flow rate and the flowing wellhead pressure both increased over the first 24 hours of testing and then remained constant through the end of the flow period.  The well was then shut in to allow the bottom hole pressure to stabilize and will remain shut in until 8am central European time Monday, May 26, when the bottom hole pressure gauges will be retrieved. The bottom hole pressure data, together with the gas flow data, will be used to estimate the total gas in place and the recoverable gas in the well. That information will be released as soon as available next week. The pressure gauges in the Tuchola-3K well will also be retrieved and should reveal whether the two wells produce from the same or different reservoirs.

“The Tuchola-4K well performed beautifully, with flowing volume and flowing wellhead pressure remaining essentially flat throughout,” said David Pierce, CEO of FX Energy.  “If the bottom hole pressures are comparably strong, we will have a very nice well indeed.  At this point the well is providing great support for our decision to proceed promptly to development and to expedite further exploration efforts in the area.”

Fences License

The Company reported that the Szymanowice-1 sidetrack tested gas initially but watered out after several days and now will be plugged. Szymanowice-1 is located in the Lisewo area of the Fences license.  It was completed initially in December 2013 as a vertical well in a 33.5 meter section of Rotliegend sandstone reservoir rock.  At year-end 2013 proved reserves were 3.9 Bcf with a present value of $4.1 million, net to the Company from this well.  Low production rates on testing were determined to be due to anhydrite cementation in the upper portion of the reservoir.  It was hoped the sidetrack would reach a less impaired area of the reservoir at some distance from the original bottom-hole location. The problems at Szymanowice-1 may be related to more intense fracturing than is usually encountered in Fences wells, or to some other factors.  Company technical personnel, along with the Operator’s technical group, are investigating the matter in detail.

In other Fences operations the Company noted that drill-site preparations remain underway on the Baraniec well in the Lisewo area of the Fences license.  Drilling operations are expected to begin later in June.  Drilling is expected to start on the nearby Ciemierow well, also in the Lisewo area, after rig release on the Baraniec well. The Karmin well, near the southeast boundary of the Fences license, is expected to start drilling in about two to three months. The Karmin location is on trend with the Company’s two highest rate producing wells, Roszkow and Zaniemysl.  Finally, in the Miloslaw area of the Fences license, northwest of the Lisewo area, two locations have been scouted.  The first of these two locations is anticipated to start drilling in the fourth quarter this year.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.